EXHIBIT 99.7

                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Fell Herdeg
                                                     Telephone: 203-846-2274
                                                     Facsimile: 203-846-1776
                                                     fell.herdeg@soundprints.com


      TRUDY ANNOUNCES CONVERSION OF PRINCIPAL SHAREHOLDERS' DEBT TO EQUITY

Norwalk, Connecticut, July 7, 2006--Trudy Corporation (OTCBB:TRDY.OB) announced today the Board of Directors authorization and approval of a proposed conversion by Mr. William W. Burnham and Mrs. Alice B. Burnham of their loans to the Company, plus accrued interest, into shares of Common Stock of the Company. The Board provided the Burnhams with a deadline of July 15, 2006 by which to elect such conversion and the Burnhams have informed the Company they wish to make such conversion at once.

The Independent Committee of the Board of Directors was charged with formulating an opinion as to the price at which the Burnhams should be allowed to convert their loans and accrued interest to equity. In reaching its conclusion the Committee relied upon the following sources of information:

         a. The Company's past financials, its current financial position, and an understanding of the Company's prospects for the coming fiscal year 2007;

         b. Valuation information made generally available by the media and a number of business brokerage sources in the publishing industry;

         c. Judgment based on many years of experience in the publishing industry;

         d. A review of the average price of Trudy common stock over the past 30, 60 and 90 days;

Based upon a combination of the above items and reasonable judgment, the Independent Committee proposed that the Burnham loans and accrued interest be converted to Trudy Common Stock at a price of $0.01 per share, and the Board of Directors of Trudy unanimously approved such conversion price, Mr. and Mrs. Burnham having recused themselves from voting.

The below table summarizes the loans and accrued interest that was converted on July 7, 2006 based on principal and accrued interest balances as of July 7, 2006.

                                                                                                Accrued
    Individual                      Position                                        Debt        Interest       Total
----------------------------------------------------------------------------------------------------------------------
Mr. William Burnham         Chairman of the Board,
                            Director of Corporate
                            Development, principal shareholder                    $  825,664   $   22,321   $  847,985

Mrs. Alice  Burnham         Director, principal shareholder                          454,000      102,338      556,338
                                                                                  ----------   ----------   ----------

                                        Total:                                    $1,279,664   $  124,659   $1,404,323
                                                                                  ==========   ==========   ==========

The conversion of debt and accrued interest at $0.01 will create approximately 140 million newly issued shares of common stock out of the 850 million shares authorized. These shares, when added to the 458 million fully diluted current shares outstanding, will yield a new total shares issued and outstanding of approximately 598 million. After the conversion, the Burnham family will own 316 million shares of Trudy common or 52.8% of the common shares issued and outstanding.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements speak only to the date hereof; Trudy Corporation disclaims any intent or obligation to update these forward-looking statements.